As filed with the Securities and Exchange Commission on January 24, 2022

No. 333-187976

No. 333-212417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187976

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212417

UNDER THE SECURITIES ACT OF 1933

INTELSAT S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	98-1009418
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4, rue Albert Borschette

Luxembourg

Grand Duchy of Luxembourg

L-1246

+352 27-84-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat S.A. Amended and Restated 2008 Share Incentive Plan

Intelsat S.A. 2013 Equity Incentive Plan

(Full title of the plan)

Michelle Bryan

General Counsel, Chief Administrative Officer and Secretary

4, rue Albert Borschette

Grand Duchy of Luxembourg

L-1246

+352 27-84-1600

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Intelsat S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which had been previously filed with the Securities and Exchange Commission, to deregister any and all of the Company’s common shares, nominal value $0.01 per share (the “Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-187976, registering 8,611,972 Common Shares issuable under the Intelsat S.A. 2013 Equity Incentive Plan and 10,000,00 Common Shares under the Intelsat S.A. Amended and Restated 2008 Share Incentive Plan, respectively; and

•	Registration Statement No. 333-212417, registering 10,000,000 Common Shares issuable under the Intelsat S.A. 2013 Equity Incentive Plan.

On May 13, 2020, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). On December 17, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and Its Debtor Affiliates (the “Plan”). The Company expects that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied.

As a result of the Chapter 11 Cases and in accordance with the Plan, the Company has terminated all offerings of Common Shares pursuant to the Registration Statements. Effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such Common Shares of the Company that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Shares, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on January 24, 2022.

INTELSAT S.A.

By:	/s/ Michelle Bryan
Name:	Michelle Bryan
Title:	General Counsel, Chief Administrative
Officer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.

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